                                                                   EXHIBIT 99.1

DATE:  October 14, 1998

FROM:                               FOR:
Padilla Speer Beardsley Inc.        Tower Automotive, Inc.
224 Franklin Avenue West            4508 IDS Center
Minneapolis, Minnesota 55404        Minneapolis, Minnesota 55402

John Mackay (612) 871-8877          Scott Rued (612) 342-2310

FOR IMMEDIATE RELEASE
---------------------

TOWER AUTOMOTIVE, INC. ANNOUNCES
INCREASED REVENUES, OPERATING INCOME AND
NET INCOME FOR THE THIRD QUARTER


     MINNEAPOLIS, October 14 -- Tower Automotive, Inc. (NYSE: TWR), today announced increased operating results for the third quarter and nine months ended September 30, 1998. Earnings per share for the quarter and nine months of the prior-year periods have been restated to reflect the company's adoption of a new accounting pronouncement that requires disclosure of basic and diluted earnings per share.

     On May 19, 1998, the company's board of directors approved a two-for-one stock split, which was effected as a stock dividend. On July 15, 1998, stockholders were issued one additional share of common stock for each share of common stock held on the record date of June 30, 1998. All references to the number of common shares and per share amounts have been adjusted to reflect the stock split on a retroactive basis.

     For the third quarter of 1998, revenues were $445 million, a 27 percent increase compared with $350 million in the 1997 period. Operating income rose 44 percent to $40 million from $27 million reported last year. Net income for the third quarter of 1998 was $18 million, or 36 cents per diluted share outstanding, versus $12 million, or 25 cents per diluted share, in the comparable 1997 period.

     For the nine months ended September 30, 1998, revenues were $1.4 billion compared with $802 million in the year-ago period. Operating income rose to $125 million from $69 million reported last year. Net income for the nine months ended September 30, 1998 was $61 million, or $1.18 per diluted share outstanding, versus $29 million, or 73 cents per diluted share, in 1997.

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     In commenting on third quarter results, Dugald K. Campbell, president and chief executive officer of Tower Automotive, said, "We are very pleased with our third quarter operating results. The strength in our core business fueled by production volumes on models served outside of General Motors, combined with continued cost reduction efforts and new business led to significant year over year gains in revenues and earnings. Furthermore, we were able to exceed earnings expectations despite the impact of the General Motors strike which reduced both revenues and earnings in the third quarter."

     As previously announced, the company acquired IMAR, s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT") on July 6, 1998. IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness with an additional amount of up to $15 million payable if IMAR achieves certain operating targets following the acquisition.

     Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the automotive manufacturers, including Ford, Chrysler, General Motors, Honda, Toyota, Nissan, Auto Alliance, Fiat, BMW, Volkswagen and Mercedes. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company has its operating headquarters in Grand Rapids, Mich., and a corporate office in Minneapolis, Minn.




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                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                          Three Months Ended Sept. 30,  Nine Months Ended Sept. 30,
                                          ----------------------------  ---------------------------
                                                1998           1997           1998           1997
                                            ----------     ----------   ------------     ----------
Revenues                                    $  444,851     $  349,507   $  1,367,854     $  801,896

Cost of sales                                  377,862        302,318      1,166,822        689,566
                                            ----------     ----------   ------------     ----------
  Gross profit                                  66,989         47,189        201,032        112,330

Selling, general and administrative
 expenses                                       24,003         17,190         65,968         38,364

Amortization expense                             3,461          2,583         10,034          5,247
                                            ----------     ----------   ------------     ----------
  Operating income                              39,525         27,416        125,030         68,719

Interest expense, net                            8,620          7,706         33,230         15,852
                                            ----------     ----------   ------------     ----------
  Income before provision for
   income taxes                                 30,905         19,710         91,800         52,867

Provision for income taxes                      12,362          7,882         36,722         21,140
                                            ----------     ----------   ------------     ----------
  Income before equity in earnings of
   joint ventures and minority interest         18,543         11,828         55,078         31,727

Equity in earnings of joint ventures             2,342             --          9,013            --

Minority interest - dividends on trust
 preferred securities                           (2,619)            --         (3,259)           --
                                            ----------     ----------   ------------     ----------
  Income before extraordinary item              18,266         11,828         60,832         31,727

Extraordinary loss on early
 extinguishment of debt, net of tax                 --             --             --          2,434
                                            ----------     ----------   ------------     ----------
  Net income                                 $  18,266      $  11,828      $  60,832      $  29,293
                                            ----------     ----------   ------------     ----------
                                            ----------     ----------   ------------     ----------
Basic earnings per common share:
  Income before extraordinary item             $  0.40        $  0.26        $  1.32        $  0.81
  Extraordinary item                                --             --             --          (0.06)
                                            ----------     ----------   ------------     ----------
    Net income                                 $  0.40        $  0.26        $  1.32        $  0.75
                                            ----------     ----------   ------------     ----------
                                            ----------     ----------   ------------     ----------
Basic shares outstanding                        46,236         45,724         46,174         38,974
                                            ----------     ----------   ------------     ----------
                                            ----------     ----------   ------------     ----------
Diluted earnings per common share:
  Income before extraordinary item             $  0.36        $  0.25        $  1.18        $  0.78
  Extraordinary item                                --             --             --          (0.05)
                                            ----------     ----------   ------------     ----------
    Net income                                 $  0.36        $  0.25        $  1.18        $  0.73
                                            ----------     ----------   ------------     ----------
                                            ----------     ----------   ------------     ----------
Diluted shares outstanding                      63,355         52,192         58,445         42,028
                                            ----------     ----------   ------------     ----------
                                            ----------     ----------   ------------     ----------

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                      TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                                 September 30,        December 31,
                            Assets                                   1998                 1997
------------------------------------------------------------     -------------        ------------
                                                                  (unaudited)
Current assets:
   Cash and cash equivalents                                     $        163         $         -
   Accounts receivable                                                287,206             219,256
   Inventories                                                         84,119              73,809
   Prepaid tooling and other                                          105,615              78,217
                                                                 -------------        ------------
      Total current assets                                            477,103             371,282

Property, plant and equipment, net                                    778,052             698,511
Restricted cash                                                         2,648               7,902
Deferred income taxes                                                  12,253              14,108
Investments in joint ventures                                         205,772             147,188
Goodwill and other assets, net                                        473,468             441,097
                                                                 -------------        ------------
                                                                 $  1,949,296         $ 1,680,088
                                                                 -------------        ------------
                                                                 -------------        ------------

         Liabilities and Stockholders' Investment
------------------------------------------------------------
Current liabilities:
   Current maturities of long-term debt and capital lease
    obligations                                                  $      7,209         $     5,004
   Accounts payable                                                   216,018             143,902
   Accrued liabilities                                                132,625              81,784
                                                                 -------------        ------------
      Total current liabilities                                       355,852             230,690

Long-term debt, net of current maturities                             351,047             513,653
Obligations under capital leases, net of current maturities            26,891              30,281
Convertible subordinated notes                                        200,000             200,000
Other noncurrent liabilities                                          178,088             190,185
                                                                 -------------        ------------

Mandatorily redeemable trust convertible preferred securities         258,750                   -

Stockholders' investment:
   Preferred stock                                                          -                   -
   Common stock                                                           462                 460
   Warrants to acquire common stock                                     2,000               2,000
   Additional paid-in capital                                         425,980             423,425
   Retained earnings                                                  150,226              89,394
                                                                 -------------        ------------
      Total stockholders' investment                                  578,668             515,279
                                                                 -------------        ------------
                                                                 $  1,949,296         $ 1,680,088
                                                                 -------------        ------------
                                                                 -------------        ------------

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